Exhibit 5.1
[JONES DAY LETTERHEAD]
September 10, 2008
SunPower Corp.
3939 North First Street
San Jose, California 95134
Re: Registration Statement on Form S-3 filed by SunPower Corp.
Ladies and Gentlemen:
     We have acted as counsel for SunPower Corporation, a Delaware corporation (the “Company”), in connection with the distribution by Cypress Semiconductor Corporation (“Cypress”), by way of dividend, on a delayed basis, of up to 42,033,287 shares (the “Shares”) of the Company’s Class B common stock, $0.001 par value per share, as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Shares may be distributed on a delayed basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:
1.	The Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
2.	When issued in accordance with the terms of the Rights Agreement, dated as of August 12, 2008, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.
     In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will be effective at the time of distribution of the Shares by Cypress and (ii) the Shares were issued in compliance with applicable federal and state securities laws.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to the laws of any other jurisdiction.

SunPower Corporation
September 10, 2008

     The opinion set forth in paragraph 2 above is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day